Exhibit 10.5

Confidentiality and Nonsolicitation Agreement

This Confidentiality and Nonsolicitation Agreement (this Agreement) is entered into by The Joint Corp., a Delaware corporation and Sanjiv Razdan , an employee of the Company (Employee), as of October 14, 2024.

Background:

The Company has granted to Employee an award (the Award) granted outside the terms of The Joint Corp. 2024 Incentive Stock Plan (the Plan) as an inducement material to entry into employment with the Company in accordance with NASDAQ Listing Rule 5635(c)(4), and consequently is intended to be exempt from the Nasdaq Listing Rules regarding stockholder approval of equity compensation. Nevertheless, the Award are subject to the terms, conditions and provisions set forth in the Plan (except for Artcile 4 of he Plan), as well as the associated Award Agreements. As a condition of granting the Award, the Company required Employee to enter into this Agreement, and in consideration of the Company’s grant of the Award, among other consideration, Employee voluntarily agreed to do so.

Now, therefore, in consideration of (i) the Company’s grant of the Award, (ii) any additional awards under the Plan that the Company may make to Employee in the future (but which Employee understands the Company is not required to make), (iii) the mutual promises and covenants in this Agreement and (iv) other good and valuable consideration, the receipt and sufficiency of which are mutually acknowledged, the parties agree as follows:

1.       Definitions

Certain capitalized terms used in this Agreement are defined in the attached Exhibit A.

2.       Confidentiality Covenant

During Employee’s Employment and continuing indefinitely following the termination of Employee’s Employment, regardless of the reason for or circumstances of Employee’s termination, Employee shall treat all Confidential Information as secret and confidential (Employee’s Confidentiality Covenant).

Employee shall not under any circumstances directly or indirectly (i) disclose any Confidential Information to a third party (except as required in the normal course of Employee’s duties or by a court order or as expressly authorized by an officer of the Company) or (ii) use any Confidential Information for Employee’s own account.

All correspondence, files, records, documents, memoranda, reports and other items in whatever form or medium containing or reflecting Confidential Information, whether prepared by Employee or otherwise coming into Employee’s possession, shall remain the Company’s exclusive property. Upon the termination of Employee’s Employment, or at any other time that the Company requests, Employee shall promptly turn over to the Company all written or tangible Confidential Information that may be in Employee’s possession or control (including all copies and summaries and notes derived from Confidential Information).

3.       Nonsolicitation Covenant

Employee agrees that during Employee’s Employment, and regardless of the reason for or circumstances of Employee’s termination, for a period of 12 months beginning on the date of termination of Employee’s Employment and ending on the first anniversary of that date, Employee shall not directly or indirectly do any of the following (Employee’s Nonsolicitation Covenant):

(a)       solicit for a Competing Business any franchisee of the Company or any patient of any franchisee of the Company;

(b)       solicit for a Competing Business any patient of a Company-owned or managed chiropractic center; or

(b)       solicit for employment or hire away for a Competing Business any employee of the Company who was a full-time or part-time employee at any time during the 12 months ending on the date of termination of Employee’s Employment.

The duration of the Nonsolicitation Period shall be extended by a length of time equal to (i) the period during which Employee is in violation of Employee’s Nonsolicitation Covenant and (ii) without duplication, any period during which litigation that the Company institutes to enforce Employee’s Nonsolicitation Covenant is pending (to the extent that Employee is in violation of Employee’s Nonsolicitation Covenant during this period). In no event, however, shall any such extension of the Nonsolicitation Period exceed 12 months.

4.       Capacity

Employee’s Nonsolicitation Covenant shall apply to Employee regardless of the capacity in which Employee is acting, that is, whether as an employee, sole proprietor, partner, joint venturer, limited liability company manager or member, shareholder, director, consultant, adviser, principal, agent, lender, seller, buyer, supplier, vendor or in any other capacity or role.

5.       Enforcement

Employee agrees that Employee’s violation of either of the covenants in Sections 2 and 3 (Employee’s Covenants) would cause irreparable harm to the Company for which money damages alone would be both difficult to determine and inadequate to compensate the Company for its injury. Employee accordingly agrees that if Employee violates either of Employee’s Covenants, the Company shall be entitled to obtain a temporary restraining order and a preliminary and permanent injunction to prevent Employee’s continued violation, without the necessity of proving actual damages or posting any bond or other security.

This right to injunctive relief shall be in addition to any other remedies to which the Company may be entitled. If the Company prevails in its lawsuit against Employee, Employee shall pay the Company’s attorneys’ fees and court costs in prosecuting its lawsuit.

6.       Acknowledgments

The Company and Employee acknowledge and agree that Employee’s Covenants are reasonably necessary for the protection of the Company’s legitimate business interests and are reasonably limited in respect of the scope of the activities that they prohibit and in respect of their duration, geographical area and effect on Employee and the public.

7.       Governing Law

The validity, interpretation, performance, enforcement and remedies of or relating to this Agreement, and the rights and obligations of the parties under this Agreement, shall be governed by the laws of the State of Delaware, without regard to its choice-of-law rules.

8.       Severability

If any provision of this Agreement is held invalid, illegal or unenforceable by a court of competent jurisdiction, the provision shall be severed and the other provisions of this Agreement shall remain in full force and effect, and this Agreement shall be construed as if the severed provision had never been part of this Agreement.

9.       Survival

Employee’s continuing obligations under this Agreement shall survive the termination of Employee’s Employment.

10.       Waiver

Any waiver in a particular instance or series of instances of any provision of this Agreement shall be in writing and signed by both parties. A waiver shall be applicable only to the particular instance or instances for which it is given and shall not constitute a waiver of the provision in question in any other instance.

11.       Binding Effect

This Agreement shall be binding on and shall inure to the benefit of the parties and their respective heirs, legal representatives, successors and assigns.

The Joint Corp.

By /s/ Jake Singleton

      Jake Singleton

      Chief Financial Officer

     /s/ Sanjiv Razdan

     Sanjiv Razdan, Chief Executive Officer

Exhibit A

Definitions

Business means a person, proprietorship, partnership, joint venture, limited liability company, corporation, enterprise or other entity, whether proprietary or not-for-profit in nature.

Company means The Joint Corp., and includes any corporation, partnership, limited liability company or other entity in which The Joint Corp. has a direct or indirect controlling interest.

Competing Business means a Business that engages in the business of franchising chiropractic centers or that itself owns or manages one or more chiropractic centers from or at any location in the Restricted Area.

Confidential Information means the Company’s trade secrets (as defined under the Delaware Uniform Trade Secrets Act) and other confidential information of any kind, in any form or medium, relating to the Company’s business or operations. The term “Confidential Information” includes (but is not limited to) customer information, operating information, financial information, sales and marketing information, business strategy information and mergers and acquisitions information.

The term “Confidential Information” does not, however, include: (i) information that is publicly available as of the date of this Agreement or that becomes publicly available other than as a result of (A) Employee’s violation of this Agreement (or any other agreement with the Company) or (B) a third party’s violation of a duty of confidentiality to the Company; (ii) information known to Employee prior to Employee’s first receipt of or access to such information in the course of Employee’s Employment; or (iii) information rightfully received by Employee outside the course of the Employee’s Employment from a third party who does not owe the Company a duty of confidentiality in respect of such information.

Employee’s Employment means the period during which Employee is employed as a full-time or part-time employee of the Company or in which Employee is engaged to provide consulting services to the Company.

Restricted Area means anywhere within a radius of 10 miles of any location in which a franchisee of the Company or the Company itself owns or manages a chiropractic center.

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